Filed Pursuant to Rule 433

Registration No. 333-260777

December 4, 2023

Relating to Preliminary Prospectus Supplement

dated December 4, 2023

THE MOSAIC COMPANY

Pricing Term Sheet

$400,000,000 5.375% Senior Notes due 2028

This pricing term sheet (this “pricing term sheet”) is qualified in its entirety by reference to the preliminary prospectus supplement, dated December 4, 2023 (the “preliminary prospectus supplement”), and the related base prospectus, dated November 4, 2021 (the “base prospectus” and, together with the preliminary prospectus supplement, including the documents incorporated by reference in the preliminary prospectus supplement and the base prospectus, the “prospectus”), of The Mosaic Company. The information in this pricing term sheet supplements the preliminary prospectus supplement and updates and supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with the information in the preliminary prospectus supplement. Capitalized terms used and not defined herein have the meanings assigned in the prospectus.

Issuer:	The Mosaic Company

Ratings (Moody’s/S&P/Fitch)*:	Baa2 / BBB / BBB

Security Type:	Senior Unsecured Notes

Offering Format:	SEC Registered

Pricing Date:	December 4, 2023

Settlement Date (T+3)**:	December 7, 2023

Maturity Date:	November 15, 2028

Interest Payment Dates:	May 15 and November 15, beginning May 15, 2024

Principal Amount:	$400,000,000

Benchmark:	4.375% Notes due November 30, 2028

Benchmark Price / Yield:	100-19+ / 4.238%

Spread to Benchmark:	+ 115 bps

Yield to Maturity:	5.388%

Coupon:	5.375%

Public Offering Price:	99.948%

Optional Redemption:

Make-Whole Call:	At any time prior to October 15, 2028, at the greater of (i) 100% or (ii) a make-whole price calculated using a discount rate of Treasury plus 20 basis points

Par Call:	At any time on or after October 15, 2028

CUSIP / ISIN:	61945C AH6 / US61945CAH60

Denominations:	$2,000 x $1,000

Net Proceeds (Before Expenses):	$397,392,000

Active Joint Book-Running Managers:	BofA Securities, Inc. Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Passive Joint Book-Running Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Banco Bradesco BBI S.A. Rabo Securities USA, Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.
**

The Issuer expects to deliver the notes against payment for the notes on or about December 7, 2023, which will be the third business day following the date of the pricing of the notes, or “T+3”. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T+3, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their advisors.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Barclays Capital Inc. toll-free at (888) 603-5847, Citigroup Global Markets Inc. toll-free at (800) 831-9146 or J.P. Morgan Securities LLC collect at (212) 834-4533.

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